Exhibit 107
Calculation of Filing Fee Tables
Form
424(b)(5)
(Form Type)
CDW LLC
CDW Finance Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be paid	Debt	5.100% Senior Notes due 2030	457(r) (1)	$600,000,000	99.889%	$599,334,000	0.00014760	$88,461.70

	Debt	Guarantees of 5.100% Senior Notes due 2030 (2)	—	—	—	—	—	—

	Debt	5.550% Senior Notes due 2034	457(r) (1)	$600,000,000	99.742%	$598,452,000	0.00014760	$88,331.52

	Debt	Guarantees of 5.550% Senior Notes due 2034 (2)	—	—	—	—	—	—

	Total Offering Amounts					$1,197,786,000		$176,793.22

	Total Fees Previously Paid							0

	Total Fee Offsets							0

	Net Fee Due							$176,793.22

(1)
The filing fee is calculated in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, and related to the Registration Statement on Form
S-3ASR
(File
No. 333-273615)
filed by the registrant on August 2, 2023.

(2)
The debt securities issued by CDW LLC and CDW Finance Corporation are guaranteed by CDW Corporation, CDW Technologies LLC, CDW Logistics LLC, CDW Direct, LLC, CDW Government LLC, Amplified IT LLC, SCS Holdings I LLC, Sirius Federal, LLC, Sirius Computer Solutions Financial Services, LLC and Sirius Computer Solutions, LLC. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees.